                                                                      Exhibit 99


PRESS RELEASE

FOR IMMEDIATE RELEASE

DATE:     April 16, 2004
COMPANY:  Central Federal Corporation
          2923 Smith Road
          Fairlawn, Ohio  44333

CONTACT:  David C. Vernon
          Chairman, President and CEO
PHONE:    330.666.7979       FAX: 330.666.7959

Akron, Ohio - April 16, 2004 - Central Federal Corporation (Nasdaq: GCFC) announced a net loss for the first quarter of 2004 of ($268,000), or ($.13) per diluted share compared to a net loss of ($1.1 million) or ($.74) per diluted share for the first quarter of 2003.

The Company implemented significant changes in 2003 to utilize its strong capital position to take advantage of opportunities for expansion into business financial services and position itself for growth in the Fairlawn and Columbus, Ohio markets. During the first quarter of 2004, the Company continued to execute the plan for growth.

"For more than 111 years the officers and employees of our Company have served the financial services needs of the communities of Wellsville and Calcutta, Ohio with distinction. In the past few years we have considered how best to take advantage of our strong capital base and our proud heritage. After careful planning, we made the decision to make 2003 the year for positioning Central Federal Corporation for growth and increased profitability. During the first quarter of 2004 we continued the process of implementing our plan. The Fairlawn office moved from its temporary location and opened for business in a newly constructed office building on April 6, 2004. On April 20, Central Federal Bank, a wholly owned subsidiary of the Company will begin using its new CFBank name. The new CF name keeps us tied to our Central Federal heritage but also serves to underscore the importance of our dedication to being Client Focused and the fact that we always think about the Community First when making any business decision," said David C. Vernon, Chairman, President and Chief Executive Officer.

The loss for the quarter was primarily due to noninterest expenses associated with expanding into business financial services; operating costs associated with offices in the Fairlawn and Columbus, Ohio markets in addition to its traditional market in Columbiana County, Ohio and costs associated with additions to the management team and staff associated with this expansion.

Total assets increased $7.2 million, or 7% during the first quarter of 2004 and totaled $114.2 million at March 31, 2004 compared to $107.0 million at December 31, 2003. The increase was primarily due to growth in the commercial loan portfolio.

Loans increased $7.5 million, or 13% during the first quarter of 2004 and totaled $65.5 million at March 31, 2004 compared to $58.0 million at December 31, 2003. Commercial loan balances increased $6.7 million and totaled $15.9 million at March 31, 2004 compared to $9.2 million at December 31, 2003 as the Company continued to focus on commercial lending. Mortgage loan balances increased $950,000 during the quarter and totaled $37.6 million at March 31, 2004 compared to $36.7 million at December 31, 2003.

Deposits increased $1.5 million, or 2% during the first quarter of 2004 and totaled $74.9 million at March 31, 2004 compared to $73.4 million at December 31, 2003. The increase was due to $1.1 million growth in savings accounts and $1.2 million growth in checking accounts, primarily commercial checking accounts, partially offset by a $577,000 decline in certificate accounts and a $211,000 decline in money market accounts.

Federal Home Loan Bank advances increased $6.1 million during the quarter and totaled $13.6 million at March 31, 2004 compared to $7.5 million at December 31, 2003 as advances were used to fund commercial loan growth. Fixed rate advances for terms of 1 through 4 years totaling $8.0 million were drawn during the first quarter of 2004 to lock low borrowing rates and improve the Company's interest rate risk position.
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Total shareholders' equity decreased 1% during the first quarter of 2004 and totaled $19.6 million at March 31, 2004 compared to $19.9 million at December 31, 2003 primarily due to the loss for the quarter.

Net interest income decreased 2% to $871,000 during the first quarter of 2004 compared to $887,000 in the first quarter of 2003 primarily due to a 127bp decline in the yield on average interest earning assets partially offset by a 82bp decline in the cost of average interest bearing liabilities. The decline in yield on assets was the result of lower market interest rates and Management's strategy during 2003 to improve the interest rate risk position of the Company by shortening the maturity of the securities portfolio and selling fixed-rate mortgage loan production. Net interest margin declined from 3.88% in the first quarter of 2003 to 3.60% in the first quarter of 2004. Net interest margin increased by 97bp in the first quarter of 2004 compared to 2.63% in the fourth quarter of 2003 primarily as a result of the repayment of high cost, long-term fixed-rate Federal Home Loan Bank advances in the fourth quarter of 2003.

Noninterest income decreased $79,000 to $92,000 in the first quarter of 2004 compared to $171,000 in the first quarter of 2003 primarily due to lower mortgage sales activity in the current year period, resulting in lower gains.

Noninterest expense decreased $1.4 million and totaled $1.4 million in the first quarter of 2004, compared to $2.8 million in the first quarter of 2003. The 2003 expense included $1.8 million in salaries and benefits expense related to restructuring of employee benefit plans and payments on agreements with former executives. The 2004 noninterest expense included operating costs related to additions to the management team and expansion to new locations in Fairlawn and Columbus.

ABOUT CENTRAL FEDERAL BANK AND CENTRAL FEDERAL CORPORATION

Central Federal Bank is a community-oriented financial institution organized in 1892. It operates two offices in Columbiana County, Ohio, one in Columbus, Ohio, and one in Fairlawn, Ohio. Central Federal Corporation (NASDAQ: GCFC) is the holding company of Central Federal Bank and was organized as a Delaware corporation in
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September 1998 in connection with the Bank's conversion from a mutual to stock organization, which was completed on December 30, 1998.

This release contains certain forward-looking statements within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended. We intend these forward-looking statements to be subject to the safe harbor created by that provision. These forward-looking statements involve risks and uncertainties and include, but are not limited to, statements regarding future events and our plans, goals and objectives. Our actual results may differ materially from these statements. Although we believe the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in these forward-looking statements will be realized. The inclusion of this forward-looking information should not be regarded as a representation by our Company or by any person that the future events, plans or expectations contemplated by our Company will be achieved. Furthermore, past performance in operations and share price is not necessarily predictive of future performance.
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
Selected Financial Condition Data          March 31,          December 31,
                                             2004                 2003                  % change
                                         ------------         ------------              --------
                                         (unaudited)
Total assets                               $114,158            $107,011                   7%
Cash and cash equivalents                     9,560               8,936                   7%
Securities available for sale                25,334              27,126                 -7%
Loans, net                                   65,459              58,024                  13%
Allowance for loan losses                       440                 415                   6%
Nonperforming loans                             616                 741                -17%
Foreclosed assets, net                          335                 193                  74%
Deposits                                     74,882              73,358                   2%
Federal Home Loan Bank advances              13,550               7,500                  81%
Subordinated debentures                       5,155               5,155                   0%
Total shareholders' equity                   19,608              19,856                 -1%





Summary of Earnings                                            Quarter ended
(in thousands, except per share data)                             March 31,
                                                            ---------------------
                                                              2004          2003      % change
                                                            -------       -------     --------
Total interest income                                       $ 1,271       $ 1,488       -15%
Total interest expense                                          400           601       -33%
                                                            -------       -------
   Net interest income                                          871           887        -2%
Provision for loan losses                                        36          --          n/m
                                                            -------       -------
   Net interest income after provision for loan losses          835           887        -6%
Noninterest income                                               92           171       -46%
Noninterest expense                                           1,355         2,770       -51%
                                                            -------       -------
Loss before income taxes                                       (428)       (1,712)      -75%
Income tax benefit                                             (160)         (589)      -73%
                                                            -------       -------
      Net loss                                              $  (268)      $(1,123)      -76%
                                                            =======       =======
Basic loss per share                                        $ (0.13)      $ (0.74)      -82%
Diluted loss per share                                        (0.13)        (0.74)      -82%

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
Selected Financial Ratios and Other Data                      At or for the quarter ended
                                                                        March 31,
                                                             ----------------------------
                                                               2004                  2003
                                                             -------              -------
                                                                     (unaudited)
Performance Ratios:
Return on average assets                                       (0.98%)              (4.15%)
Return on average equity                                       (5.42%)             (26.89%)
Average yield on interest-earnings assets                       5.24%                6.51%
Average rate paid on interest-bearing liabilities               1.85%                2.67%
Average interest rate spread                                    3.39%                3.84%
Net interest margin, fully taxable equivalent                   3.60%                3.88%
Interest-earning assets to interest-bearing liabilities       113.53%              101.40%
Efficiency ratio                                              140.71%              261.81%
Non-interest expense to average assets                          4.95%               10.23%
Dividend payout ratio                                            n/m                  n/m

Capital Ratios:
Equity to total assets at end of period                        17.18%               15.07%
Average equity to average assets                               18.08%               15.43%

Asset Quality Ratios:
Nonperforming loans to total loans                              0.93%                1.30%
Nonperforming assets to total assets                            0.83%                0.73%
Allowance for loan losses total loans                           0.67%                0.58%
Allowance for loan losses to nonperforming loans               71.38%               44.86%
Net charge-offs to average loans                                0.08%                0.12%

Per Share Data:
Dividends declared                                           $  0.09              $  0.09

Tangible book value per share at end of period                  9.68                 9.64

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n/m - not meaningful